Exhibit 10.2

Conversion Agreement

June 10, 2021

The Cheesecake Factory Incorporated

26901 Malibu Hills Road

Calabasas Hills, California

Ladies and Gentlemen:

1.                   Agreement to Convert. Subject to the terms of this Conversion Agreement, the undersigned investor (the “Investor”) agrees to convert (the “Conversion”) 50,000 shares (the “Converted Preferred Stock”) of Preferred Stock of The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”) that it beneficially owns into shares (the “Conversion Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), together, if applicable, with cash in lieu of any fractional share, in accordance with the Section 10(b) of the Certificate of Designations governing the Preferred Stock (the “Certificate of Designations”). The parties acknowledge and agree that, upon consummation of the Conversion, the Investor shall hold no further shares of Preferred Stock and no shares of Common Stock except for those shares of Common Stock that will be received as a result of the Conversion.

      Subject to the terms and conditions of this Conversion Agreement, at the Closing, the Company shall pay the Investor an aggregate cash payment equal to the sum of (the “Cash Consideration”) (x) the cash representing the fractional shares referred to in the preceding paragraph plus (y) $208.44 per share of Converted Preferred Stock. No cash or other consideration in excess of the Cash Consideration and the Conversion Shares due, pursuant to the Certificate of Designations, in settlement of the Conversion will be paid or given to the Investor in respect of any accumulated and unpaid dividends on the shares of Converted Preferred Stock. The Cash Consideration and the Conversion Shares due, pursuant to the Certificate of Designations, in settlement of the Conversion will be deemed to satisfy in full all accumulated and unpaid dividends on such shares of Converted Preferred Stock. The Investor shall, immediately upon the payment of the Cash Consideration and delivery of the Conversion Shares, transfer, assign, convey, deliver and surrender to the Company for no additional consideration a number of Conversion Shares (rounded down to the closest whole share) equal to the quotient obtained by dividing (x) an amount equal to accumulated and unpaid Regular Dividends (as defined in the Certificate of Designations) on the Converted Preferred Stock from, and including, the Regular Dividend Payment Date (as defined in the Certificate of Designations) preceding the date of this Conversion Agreement to, but excluding, the Closing Date by (y) the Conversion Price (as defined in the Certificate of Designations) applicable to the Conversion (the “Surrendered Shares”).

      The Conversion will occur in accordance with the procedures set forth in Section 3 hereof.

2.                   The Closing. The closing of the Conversion (the “Closing”) will take place electronically, at 10:00 a.m., New York City time, on the later of (A) such date as the conditions to Closing set forth in Section 6 are satisfied or waived; and (B) such other time and place as the Company and the Investor may agree (such later date, the “Closing Date”).

3.                   Conversion and Surrender. Subject to the terms and conditions of this Conversion Agreement, on the Closing Date, (i) the Investor agrees to submit an Optional Conversion Notice (attached as Schedule B to this Conversion Agreement) in respect of the Converted Preferred Stock; (ii) the Company agrees to pay the Cash Consideration to the Investor by wire transfer to the account in the United States of the Investor set forth in Schedule A to this Conversion Agreement and deliver the Conversion Shares due upon conversion of the Converted Preferred Stock to the Investor on the Closing Date in accordance with the terms of the Certificate of Designations and this Conversion Agreement; and (iii) immediately following the payment of the Cash Consideration and delivery of the Conversion Shares, the Investor agrees to transfer, assign, convey, deliver and surrender to the Company the Surrendered Shares.

      At or prior to 9:30 a.m., New York City time, on the Closing Date, the Investor agrees to submit the Converted Preferred Stock for conversion in accordance with the terms of the Certificate of Designations.

      If the Closing of the Conversion does not occur, the Converted Preferred Stock will be returned to the Investor.

      All authority herein conferred or agreed to be conferred in this Conversion Agreement will survive the dissolution of the Investor or the Company, as applicable, and any representation, warranty, undertaking and obligation of the Investor or the Company, as applicable, hereunder will be binding upon the trustees in bankruptcy, legal representatives, successors and assigns of the Investor and the Company, as applicable.

4.                   Representations and Warranties of the Company. The Company represents and warrants to the Investor and covenants that:

(a)               The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets. The Company has full power and authority to consummate the Conversion and to enter into this Conversion Agreement and perform all of its obligations hereunder.

(b)               The Conversion and the other transactions contemplated thereby will not (A) contravene any law, rule or regulation binding on the Company or any subsidiary thereof or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company or any such subsidiary, (B) constitute a breach or violation or result in a default under any loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound or (C) constitute a breach or violation or result in a default under the organizational documents of the Company or any subsidiary thereof, except, in the case of clauses (A) and (B) above, for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Conversion Agreement.

(c)                No consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority is required for the execution, delivery and performance by the Company of its obligations under this Conversion Agreement and the consummation of the transactions contemplated by this Conversion Agreement, except such as have been obtained or made (or will, at the Closing, have been obtained or made) by the Company.

(d)               This Conversion Agreement has been duly authorized, executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

(e)               When the Conversion Shares are delivered to the Investor pursuant to this Conversion Agreement, the Investor will acquire good, marketable and unencumbered title to the Conversion Shares, free and clear of all liens (other than any liens arising under applicable laws).

(f)                As of June 8, 2021, 46,559,860 shares of Common Stock were issued and outstanding.

(g)               Subject to the completion of the Concurrent Offerings (as defined below), the Company will have as of the Closing access to funds sufficient to consummate the transactions contemplated by this Conversion Agreement.

(h)               The terms of the transactions contemplated by this Conversion Agreement were approved prior to the execution and delivery hereof by the adoption of resolutions of the Committee of Independent Directors of the Board of Directors of the Company in accordance with Rule 16b-3 under the Exchange Act for the purpose of exempting such persons and entities who may be deemed to have a pecuniary interest in the securities held by the Investor, from the liability provisions of Section 16(b) of the Exchange Act. For purposes of this Subsection 5(h), Committee of Independent Directors shall mean a committee of the board of directors composed solely of “Non-Employee Directors” (as such term is defined in Exchange Act).

(i)                The Company acknowledges that no person has been authorized to give any information or to make any representation concerning the Investor or the transactions contemplated hereby other than as contained in this Conversion Agreement. The Investor takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Company.

(j)                The Company will, upon request, execute and deliver any additional documents that the Investor may reasonably request to complete the transactions contemplated hereby.

(k)               The Company understands that, unless the Investor notifies the Company in writing to the contrary at or before the Closing, each of the Company’s representations and warranties contained in this Conversion Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

5.                   Representations and Warranties of the Investor. The Investor hereby represents and warrants to and covenants with the Company that:

(a)               The Investor has full power and authority to enter into this Conversion Agreement and perform all obligations required to be performed by the Investor hereunder.

(b)               The Investor is and, immediately before the Closing, will be the beneficial owner of the Converted Preferred Stock.

(c)               The transactions contemplated hereby will not (A) contravene any law, rule or regulation binding on the Investor or any investment guideline or restriction applicable to the Investor, or (B) constitute a breach or violation or result in a default under the organizational documents of the Investor or any material loan agreement, mortgage, lease or other agreement or instrument to which the Investor is a party or by which it is bound, except for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the performance by the Investor of its obligations under this Conversion Agreement.

(d)               The Investor is a resident of the jurisdiction set forth on Schedule A attached to this Conversion Agreement.

(e)               The Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the transactions contemplated hereby other than as contained in this Conversion Agreement. The Company takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Investor.

(f)                The Investor understands and accepts that the transactions contemplated hereby involve risks. The Investor has such knowledge, skill and experience in business, financial and investment matters that such person is capable of evaluating the merits and risks of the transactions contemplated hereby. With the assistance of the Investor’s own professional advisors, to the extent that the Investor has deemed appropriate, the Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of the transactions contemplated hereby and the consequences of this Conversion Agreement. The Investor has considered the suitability of the transactions contemplated hereby as an investment in light of its own circumstances and financial condition, and the Investor is able to bear the risks associated with the transactions contemplated hereby.

(g)               The Investor confirms that it is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, the Company or any of their respective affiliates as investment, tax or other advice or as a recommendation to participate in the transactions contemplated hereby. Neither the Company nor any of its affiliates is acting or has acted as an advisor to the Investor in deciding whether to participate in the transactions contemplated hereby.

(h)               The Investor confirms that none of the Company or any of its respective affiliates have (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of the transactions contemplated hereby; or (B) made any representation to the Investor regarding the legality of the transactions contemplated hereby under applicable investment guidelines, laws or regulations. In deciding to participate in the transactions contemplated hereby, the Investor is not relying on the advice or recommendations of the Company or its respective affiliates, and has made its own independent decision that the terms of the transactions contemplated hereby are suitable and appropriate for it.

(i)                 The Investor is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company and the Common Stock. The Investor has had access to and reviewed applicable information concerning the transactions contemplated hereby it deems necessary to enable it to make an informed investment decision concerning the transactions contemplated hereby. The Investor has been offered the opportunity to ask questions of the Company and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the transactions contemplated hereby.

(j)                The Investor understands that no federal or state agency has passed upon the merits or risks of the transactions contemplated hereby or made any recommendation or endorsement, or made any finding or determination concerning the fairness or advisability, of such investment or the consequences of the transactions contemplated hereby and this Conversion Agreement.

(k)               The Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the transactions contemplated hereby.

(l)                The Investor is acquiring the Common Stock solely for the Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Common Stock in violation of the Securities Act.

(m)              The Investor acknowledges that the terms of the transactions contemplated hereby have been mutually negotiated between the Investor and the Company.

(n)               The Investor will, upon request, execute and deliver any additional documents that the Company may reasonably request to complete the transactions contemplated hereby.

(o)               The Investor acknowledges and agrees that it has not transacted, and will not transact, in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Investor was first contacted by the Company with respect to the transactions contemplated by this Conversion Agreement until after the Release Time (as defined in Section 8 herein).

(p)               The Investor acknowledges that it is prohibited from entering into any Hedging Transaction (as defined in and as provided in Section 4.5 of the Subscription Agreement, dated as of April 20, 2020, by and between the Company and the Investor).

(q)               The Investor acknowledges that, concurrently with and as a condition to the transactions contemplated hereby, the Company is conducting a public offering for cash of (i) convertible senior notes and (ii) shares of Common Stock (collectively, the “Concurrent Offerings”).

(r)                The Investor understands that, unless the Company notifies the Investor in writing to the contrary at or before the Closing, each of the Investor’s representations and warranties contained in this Conversion Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

(s)               Assuming the accuracy of the representations and warranties of the Company set forth herein, when the Surrendered Shares are transferred pursuant to this Conversion Agreement to the Company, the Company will acquire, good, marketable and unencumbered title to the Surrendered Shares, free and clear of all liens (other than any liens arising under applicable laws).

6.                   Conditions to Obligations of the Investor and the Company.

(a)               The obligations of the Investor to deliver (or cause to be delivered) the Optional Conversion Notice with respect to the Converted Preferred Stock are subject to the satisfaction, at or prior to the Closing, of the following conditions precedent:

(i)                the representations and warranties of the Company contained in Section 4 hereof shall be true and correct as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing,

(ii)               all covenants of the Company herein to be performed at or before the Closing shall have been performed in all material respects, and

(iii)              no government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Conversion illegal or otherwise prohibiting or preventing consummation of the Conversion.

(b)               The obligations of the Company to deliver (or caused to be delivered) the Cash Consideration and to deliver the Conversion Shares (it being understood, for the avoidance of doubt, that nothing in this Conversion Agreement will affect the Company’s obligations under the Certificate of Designations) are subject to the following conditions precedent:

(i)                the representations and warranties of the Investor contained in Section 5 hereof shall be true and correct as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing,

(ii)               all covenants of the Investor therein to be performed at or before the Closing shall have been performed in all material respects,

(iii)              no government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Conversion illegal or otherwise prohibiting or preventing consummation of the Conversion,

(iv)             the Investor shall have duly executed and delivered to the Company the Optional Conversion Notice in order to effect the Conversion, and

(v)              the Concurrent Offerings shall have closed.

7.                   Termination. In the event that the Closing has not been consummated by 5:30 p.m., New York City time, on June 22, 2021, either party may terminate this Conversion Agreement so long as such party is not in willful and material breach of this Conversion Agreement at such time, and if so terminated this Conversion Agreement shall be of no further force or effect; provided, however, that (a) this Section 7 and Section 10, Section 11 and Sections 13 through 21 shall survive the termination of this Conversion Agreement and shall remain in full force and effect and (b) the liability of a party hereto for any willful and material breach of this Conversion Agreement prior to its termination shall survive termination of this Conversion Agreement.

8.                   Covenant and Acknowledgment of the Company. The Company hereby agrees to publicly disclose at or before 9:30 a.m., New York City time, on the first business day after the pricing of the Concurrent Offerings (such time and date, the “Release Time”), the conversion of the Converted Preferred Stock contemplated by this Conversion Agreement in a press release or Current Report on Form 8-K; provided, that to the extent reasonably practicable, the Company shall consult with the Investor, and provide the Investor with a reasonable opportunity to review and comment upon, any such press release, Current Report on Form 8-K and other public disclosure prior to the public disclosure of any of the foregoing.

9.                   Further Instruments and Acts; Efforts to Consummate the Concurrent Offerings. Each of the parties to this Conversion Agreement agrees to execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Conversion Agreement. In addition, unless a Force Majeure Event occurs, the Company shall use its best efforts to consummate the Concurrent Offerings as promptly as practicable.

10.                 Waiver, Amendment. Neither this Conversion Agreement nor any provisions hereof may be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

11.                Assignability. Neither this Conversion Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or the Investor, on the other hand, without the prior written consent of the other party.

12.              Taxation.

(a)               The Investor represents that the Investor is a United States person for U.S. federal income tax purposes, and that the Investor has provided the Company with a properly completed and executed Internal Revenue Service (“IRS”) Form W-9. The Investor further acknowledges that the Investor may be subject to 24% U.S. federal backup withholding on payments or deliveries made to the Investor unless the Investor properly establishes an exemption from backup withholding.

(b)               The parties hereto acknowledge and agree that the transactions contemplated by this Conversion Agreement are intended to be treated for U.S. federal (and applicable state and local) income tax purposes as a “reorganization” described in Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with the Cash Consideration being “boot” in such reorganization. The parties hereto will, and will cause their subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

13.                 Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS CONVERSION AGREEMENT.

14.                 Governing Law. This Conversion Agreement will be governed by and construed in accordance with the laws of the State of New York.

15.                 Section and Other Headings; Certain Definitions. The section and other headings contained in this Conversion Agreement are for reference purposes only and will not affect the meaning or interpretation of this Conversion Agreement. For purposes of this Conversion Agreement, a “Force Majeure Event” shall mean with respect to the period from launch of the Concurrent Offerings to pricing of the Concurrent Offerings, the occurrence or existence of (a) any suspension or limitation imposed on trading in the Common Stock on the NASDAQ Stock Market or (b) any geopolitical condition, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other disasters or natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing) that, in each case of this clause (b), has or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries, taken as a whole.

16.                 Counterparts. This Conversion Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Conversion Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

17.                 Notices. All notices and other communications to the Company provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party may have hereafter specified by notice in writing to the other): (a) if to the Company, The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California, Attention: General Counsel; and (b) if to the Investor, the address provided on the signature page below.

18.                Binding Effect. The provisions of this Conversion Agreement will be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

19.                 Notification of Changes. The Investor hereby covenants and agrees to notify the Company promptly upon becoming aware of the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Investor contained in this Conversion Agreement to be false or incorrect. The Company hereby covenants and agrees to notify the Investor promptly upon becoming aware of the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Company contained in this Conversion Agreement to be false or incorrect.

20.                 Severability. If any term or provision of this Conversion Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Conversion Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.                 Remedies. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Conversion Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Conversion Agreement.

22.                 Equitable Adjustment. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or the like, then appropriate equitable adjustments will be made to the dollar and share amounts referenced in this Conversion Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

In Witness Whereof, the undersigned has executed this Conversion Agreement as of the date first written above.

Investor:

RC CAKE HOLDINGS LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, Secretary and General Counsel

[Signature Page to Conversion Agreement]

The Cheesecake Factory Incorporated

By:	/s/ Matthew Clark
	Name:	Matthew Clark
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Conversion Agreement]

SCHEDULE A

Investor Information

[Intentionally omitted].

A-1

SCHEDULE B

OPTIONAL CONVERSION NOTICE

The Cheesecake Factory Incorporated

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	‡ shares of Convertible Preferred Stock

identified by CUSIP No.                       and Certificate No.                      .

Date:
(Legal Name of Holder)

By:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

‡ Must be a whole number.

B-1